Exhibit 99.4

i3 VERTICALS, INC.
2018 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD

i3 Verticals, Inc. (the “Company”), pursuant to its 2018 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an award (the “Award”) of Restricted Stock Units (the “Restricted Stock Units”), each of which represents the right to receive one share of Class A common stock, $0.0001 par value per share, of the Company, or its equivalent value, as set forth below. The Award is subject to the terms and conditions set forth in this Notice of Restricted Stock Unit Award (the “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:

Grant Date:

Total Number of RSUs Subject to the Award:

Vesting Schedule:

By accepting (whether in writing, electronically or otherwise) the Award, Participant acknowledges and agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety and fully understands all provisions thereof. Participant understands that Participant’s employment with the Company (or an Affiliate) is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Grant Notice, the Agreement or the Plan changes the nature of that employment relationship. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Grant Notice or the Agreement. The Grant Notice may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

i3 VERTICALS, INC.	PARTICIPANT

By:	By:
Its:	Print Name:

EXHIBIT A

i3 VERTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2018 EQUITY INCENTIVE PLAN)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of the date (the “Grant Date”) set forth in the Notice of Restricted Stock Unit Award (the “Grant Notice”), by and between i3 Verticals, Inc., a Delaware corporation (together with its Subsidiaries and any successor or surviving entity following a Change in Control, the “Company”), and the Participant. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Grant Notice, or if not defined therein, the i3 Verticals Inc. 2018 Equity Incentive Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan which permits the issuance of Restricted Stock Units, each of which represents the right to receive one share of Class A common stock, $0.0001 par value per share, of the Company (a “Share”), or its equivalent value, on the terms and conditions determined by the Committee; and
WHEREAS, pursuant to the Plan, the Committee has granted an award of Restricted Stock Units to Participant on the terms and conditions set forth herein, in the Grant Notice and in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Grant of Restricted Stock Units.

(a)The Company has granted to Participant an award (the “Award”) of Restricted Stock Units in the amount set forth in the Grant Notice (the “Restricted Stock Units”) on the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. A bookkeeping unit will be maintained by the Company to keep track of the Restricted Stock Units and any Dividend Equivalent Units (as defined below) or other dividend equivalent rights that may accrue as provided in Section 5.

(b)Participant’s rights with respect to the Award shall remain forfeitable at all times prior to the vesting of the Restricted Stock Units. No portion of the Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2.Vesting Schedule. The Restricted Stock Units will vest as set forth in the Grant Notice (each such date, a “Normal Vesting Date”). Except as otherwise determined by the Committee, and subject to Section 4, in the event that Participant’s Service Relationship with the Company terminates prior to any Normal Vesting Date, Participant shall automatically and without notice forfeit all Restricted Stock Units with respect to which the applicable Normal Vesting Date has not yet occurred (the “Forfeited Units”), and Participant (and any of Participant’s successors, heirs, assigns, or personal representatives) shall cease to have any rights or interests in such Forfeited Units.

3.Accelerated Vesting.

(a)If, prior to any Normal Vesting Date, Participant’s Service Relationship with the Company terminates on account of Participant’s death or Disability, any Restricted Stock Units that Participant has not previously forfeited in accordance with Section 2 shall become immediately vested upon the date Participant’s Service Relationship with the Company terminates on account of Participant’s death or Disability (any such termination date, an “Accelerated Vesting Date”);

(b)If, prior to any Normal Vesting Date, the Company is subject to a Change in Control, and either (i) Participant’s Service Relationship with the Company is terminated by Participant for Good Reason or involuntarily by the Company for any reason other than for Cause, in each case within one year following such Change in Control, or (ii) the successor or acquiring entity (if any) in the Change in Control does not assume this Award on the terms set forth in Section 12.1 of the Plan, any Restricted Stock Units that Participant has not previously forfeited in accordance with Section 2 shall become immediately vested upon the date Participant’s Service Relationship with the Company terminates under the circumstances described in subparagraph (i) or immediately before a Change in Control described in subparagraph (ii) (any such date, an “Accelerated Vesting Date”).

4.Settlement of Vested Restricted Stock Units. As soon as practicable following any Normal Vesting Date or Accelerated Vesting Date (each, a “Vesting Date”), each Restricted Stock Unit that vested on such Vesting Date (and, if applicable, each Dividend Equivalent Unit (or fraction thereof) described in Section 5 that is attributable to such Restricted Stock Unit) shall be settled by the delivery to Participant of one Share, together with any cash-based dividend equivalent rights relating to such Restricted Stock Unit. Upon the delivery of any Shares pursuant to this Section 4, an appropriate book entry shall evidence the issuance of the Shares.

5.Dividend Equivalent Rights. Participant shall receive dividend equivalent rights in respect of the Restricted Stock Units covered by this Agreement at the time of any payment of dividends to stockholders of the Company on Shares. At the Company’s option, the Restricted Stock Units will be credited with either (a) additional Restricted Stock Units (“Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares in an amount determined by (i) multiplying the cash dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and not settled, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date; or (b) a cash amount equal to the amount that would be payable to Participant as a stockholder of the Company in respect of a number of Shares equal to the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and not settled as of the dividend record date; provided, that cash-based dividend equivalent rights described in subparagraph (b) shall be credited unless the Committee affirmatively elects to credit Dividend Equivalent Units. The Restricted Stock Units will be credited with Dividend Equivalent Units for Share dividends paid on Shares by multiplying the Share dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share, and may be expressed as a fraction. Each Dividend Equivalent Unit or cash-based dividend equivalent right will vest and be settled at the same time as the Restricted Stock Unit(s) to which it relates and shall be forfeited if the underlying Restricted Stock Unit does not vest in accordance with this Agreement.

6.Rights as a Stockholder. Except as provided above, Participant shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units. Participant will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in Shares.

7.Plan Governs. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Agreement and the Grant Notice shall be construed in accordance and consistent with, and subject to, the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the Grant Notice and the terms of the Plan, the terms of the Plan shall govern.

8.Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles. Such adjustments shall be made in accordance with Section 4.2 of the Plan and Section 409A of the Code, to the extent applicable.

9.Withholding of Taxes. Participant acknowledges that Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the grant, vesting and settlement of this Award. Participant shall remit to the Company an amount of cash sufficient to satisfy, in whole or in part, any U.S. federal, state and local and non U.S. withholding tax requirements arising in connection herewith prior to the delivery of any Shares. The Committee may, in its sole discretion, (a) require or allow Participant to satisfy, in whole or in part, any such withholding tax requirements by having the Company, upon any delivery of Shares pursuant to this Agreement, withhold from such Shares that number of full Shares having a Fair Market Value (determined as of the date such Shares are issued to Participant pursuant to the Grant Notice and this Agreement) equal to the amount or portion of the amount required or permitted to be withheld (with any excess fractional Share withheld paid to Participant in cash); or (b) satisfy such withholding requirements through another lawful method, including satisfying such obligation from wages or other amounts payable to Participant as may be allowed by law.

10.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement or the Grant Notice shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement or the Grant Notice and this Agreement and the Grant Notice shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.Notice. All notices required to be given under this Agreement and the Grant Notice shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:    i3 Verticals, Inc.
            40 Burton Hills Boulevard, Suite 415
            Nashville, Tennessee 37215
            Attn: Paul Maple, General Counsel
            E-mail: pmaple@i3verticals.com

To the Participant:    The address then maintained with respect to the Participant in the Company’s records.
12.Governing Law. This Agreement and the Grant Notice shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

13.Entire Agreement; Counterparts. This Agreement, the Grant Notice and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

14.Headings. Section headings used herein are for convenience of reference only and shall not be considered in interpreting this Agreement.

15.Successors in Interest. This Agreement and the Grant Notice shall inure to the benefit of and be binding upon any successor to the Company. This Agreement and the Grant Notice shall inure to the benefit of Participant’s legal representatives. All obligations imposed upon Participant and all rights granted to the Company under this Agreement and the Grant Notice shall be binding upon Participant’s heirs, executors, administrators and successors.

16.No Right to Continued Employment. Nothing in this Agreement, the Grant Notice or the Plan shall be interpreted or construed to confer upon Participant any right to continued employment by the Company, nor shall this Agreement, the Grant Notice or the Plan interfere in any way with the right of the Company to terminate Participant’s employment at any time for any reason whatsoever, whether or not with cause.

17.Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend rights) pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations and this Agreement shall be interpreted consistently therewith. Under certain circumstances, however, settlement of the Restricted Stock Units may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of the termination of Participant’s Service Relationship, Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the termination of Participant’s Service Relationship (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a separation from service. Solely for purposes of complying with Section 409A of the Code, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Participant shall be deemed to have remained employed so long as Participant has not “separated from service” with the Company. Each payment under this Agreement constitutes a “separate payment” for purposes of Section 409A of the Code.

18.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement or the Grant Notice shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on Participant and the Company for all purposes. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement or the Grant Notice which cannot be resolved in accordance with the foregoing, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If Participant substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by Participant to arbitrate the dispute.

19.Data Privacy Consent. In order to administer the Plan, the Grant Notice and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional Data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan, the Grant Notice and/or this Agreement. By entering into the Grant Notice and this Agreement, Participant (a) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Data; (b) waives any privacy rights Participant may have with respect to the Data; (c) authorizes the Relevant Companies to store and transmit such Data in electronic form; (d) authorizes the transfer of the Data to any jurisdiction in which the Relevant Companies consider appropriate, and (e) otherwise acknowledges and consents to the provisions of Section 14.11 of the Plan. Participant shall have access to, and the right to change, the Data. Data will only be used in accordance with applicable law.